UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2015

FIRST CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-25023	35-2056949
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Federal Drive N.W., Corydon, Indiana 47112
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:   (812) 738-2198

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)           Election of New Directors

On February 17, 2015, the Board of Directors (the “Board”) of First Capital, Inc. (the “Company”), in conformity with the Company’s articles of incorporation and bylaws, increased the size of the Board from twelve members to thirteen members by increasing the number of Class 3 directors to four.  The Board appointed Dana L. Huber to fill the vacancy on the Board as a Class 3 director.  Ms. Huber will serve until the Company’s 2017 annual meeting of stockholders or until her resignation or death, if earlier, and (along with the Company’s other Class 3 directors) will be considered for election by the Company’s stockholders at the Company’s 2017 annual meeting.  At this time, the Board does not anticipate that it will name Ms. Huber to any committees of the Board until after the 2015 annual meeting of stockholders.

There is no family relationship between Ms. Huber and any of the Company’s other officers or directors.   Further, there are no understandings or arrangements between Ms. Huber and any other person pursuant to which Ms. Huber was selected as a director. Finally, there have been no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and as to which the amount exceed $120,000, in which Ms. Huber had or will have a direct or indirect material interest.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CAPITAL, INC.
Dated: February 23, 2015	By:	/s/ M. CHRIS FREDERICK
M. Chris Frederick Executive Vice President and Chief Financial Officer